                                                                 Exhibit (a)(7)



                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

Kenneth J. Philpot (State Bar No. 62401)
Raymond A. Cardozo (State Bar No. 173263)
Heather Lenhardt (State Bar No. 217580)
REED SMITH CROSBY HEAFEY LLP
Two Embarcadero Center, Suite 2000
San Francisco, CA 94111

MAILING ADDRESS:
P.O. Box 7936
San Francisco, CA  94120-7936

Telephone: 415.543.8700
Facsimile: 415.391.8269

Attorneys for Plaintiff
METRIC GROWTH SUITE INVESTORS, L.P.

                          UNITED STATES DISTRICT COURT

                         NORTHERN DISTRICT OF CALIFORNIA

METRIC GROWTH SUITE INVESTORS,        No. C03-2523-CRB
L.P., A California Limited
Partnership,                          MEMORANDUM OF POINTS AND AUTHORITIES IN
                                      SUPPORT OF EX PARTE APPLICATION FOR
                  Plaintiff,          TEMPORARY RESTRAINING ORDER AND ORDER TO
                                      SHOW CAUSE WHY A PRELIMINARY INJUNCTION
      vs.                             SHOULD NOT ISSUE

KENNETH E. NELSON,                    Date: As Soon As Court May Hear Matter
                                      Time: See Above
                  Defendant.          Place: See Above
                                      Compl. Filed: May 28, 2003
                                      Trial Date: Not Yet Set

                                      Honorable Charles R. Breyer

No. C03-2523-CRB                     - 1 -

    Mem. Of Points And Authorities In Support Of Ex Parte Application For TRO
              And OSC Why A Preliminary Injunction Should Not Issue

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

                                 I INTRODUCTION

                  In this action, plaintiff Metric Partners Growth Suite Investors, L.P. (Metric) will show that defendant Kenneth Nelson's (Nelson) tender offer to purchase a bare majority of the limited partnership units of the Metric partnership violates federal securities law and California fiduciary duty law. For purposes of this application, Metric will show that Nelson's tender offer, and accompanying consent solicitations, is causing and will cause immediate irreparable harm to Metric and its unit holders unless enjoined by this Court.

                  Nelson is a career litigant who has spent the past 20 years pursuing litigation schemes that have been uniformly unsuccessful. Multiple juries and jurists have questioned his honesty and integrity. For the past 10 of those years he has waged litigation against Metric in the courts of California, Wisconsin and Tennessee. The lawsuits all stem from a disputed settlement agreement that the parties failed to finalize in 1993. Metric has largely prevailed in these matters by establishing that it has no damages liability to Nelson and his related entities. Facing likely defeat in the courts, Nelson has embarked on a new strategy to attempt to turn the tide. He has concocted a scheme, proposing a tender offer to "purchase" just over 50% of Metric's units, appoint himself as its managing partner, approve a $10 million settlement of his lawsuits against Metric, and then use funds from that settlement to pay for his "purchase" of the Metric units. He also plans to use Metric's assets to file new lawsuits against Metric's current management based on its handling of the litigation adverse to him. In other words, he proposes to deplete Metric's assets to pay himself an outrageous sum to settle a lawsuit whose probable value is nothing, and to use additional Metric assets to pursue his personal vendetta against Metric's management.

                  Nelson's proposals and supporting disclosures to Metric's unit holders, however, (1) breach the Partnership Agreement's provisions governing a vote of the unit holders, (2) mislead the unit holders in his tender offer and consent solicitations and (3) coerce a majority of

No. C03-2523-CRB                      - 1 -

      Mem. Of Points And Authorities In Support Of Ex Parte Application For TRO
                And OSC Why A Preliminary Injunction Should Not Issue

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

Metric's unit holders to join him in a breach of his and the majority's fiduciary duty to minority unit holders.

                  Metric's Partnership Agreement and companion Assignment Agreement 1 provide that only its Managing General Partner may call for a vote of the unit holders. The Managing General Partner is required to call for a vote following the receipt of a written request therefor from unit holders holding 10% or more of the Partnership units. Yet, Nelson has distributed thousands of consent solicitations directly to Metric's unit holders without the Managing General Partner or the required 10% or more of unit holders calling for a vote of his takeover proposals. Accordingly, although Nelson's consent solicitations are invalid, Metric's unit holders may not be aware of this and may have returned or may soon return consents on Nelson's proposal. Moreover, although Metric has notified Nelson that it is not recognizing his consent solicitations because he has not followed the Partnership Agreement and asked him to modify his proposals to comply with that Agreement, he has refused to recall his solicitations.

                  Nelson is also violating Metric's Partnership Agreement in a second way. Had Nelson purchased a controlling share of Metric units and then attempted to implement his self-dealing proposals, no court would uphold his actions because he would have an irreconcilable conflict in settling Metric's litigation against himself and his related entities. Nelson seeks to avoid this conflict by obtaining the "approval" of a bare majority of outgoing Metric unit holders who must agree to his terms as condition to cash out their holdings. But Metric's Partnership Agreement forbids the submission of a self-dealing transaction for unit holder "approval" and only allows a vote of the unit holders on other specified matters. The Court should prevent both of Nelson's end runs on the Partnership Agreement from getting off the ground by entering a TRO that orders Nelson to conduct his offer according to the Agreement's terms.

-----------------------
1    Metric's limited partnership interests are held by unit holders that hold units in a single entity that serves as the limited partner. There are a total of 59,919 units held by approximately 4,000 unit holders.

No. C03-2523-CRB                      - 2 -

    Mem. Of Points And Authorities In Support Of Ex Parte Application For TRO
              And OSC Why A Preliminary Injunction Should Not Issue

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

                  Moreover, in violation of the federal securities laws, Nelson's consent solicitation and tender offer statements are riddled with material misstatements and omissions that are likely to deceive Metric's unit holders into failing to realize that he is proposing a raw deal. Among other things, although his litigation against Metric has resulted in a judgment of zero dollars, he tells the unit holders in his consent solicitation that he "believes" his claims against Metric could result in an award of $12 million or more. He also does not disclose the nature of the relationship between himself and an entity, GP Credit, through which he proposes to funnel the settlement and his units purchase. And he fails to disclose other litigation in which he is involved that, in the event his tender offer is approved, could lead to a determination that Metric colluded with him through his tender offer to help Nelson avoid other judgment creditors. Because of the difficulty of undoing such widely disseminated fraudulent materials and the irreparable harm that such fraud inflicts, a TRO is a settled basis for preventing this kind of fraud.

                  Nelson also seeks to coerce a breach of fiduciary duty by a majority of Metric's unit holders against the minority. Nelson proposes to purchase just over 50% of Metric's units--no matter how many units are tendered. After he uses that controlling share to raid Metric's assets to pay himself and to pursue new meritless claims (the operative facts of which have been known for over ten years and the substance of which has been litigated adverse to Nelson) against Metric's management, the remaining units will be virtually worthless. Thus, although Nelson is proposing to buy just over 50% of the units for a price that is a significant discount from the assets' present liquidation value, he is obviously hoping that his deficient tender price will be perceived as better than the dregs left for the remaining minority unit holders. Worse still, he threatens any unit holders that do not tender with personal liability and also emphasizes that he will litigate to the end of the earth to delay a distribution of the partnership assets if his offer does not succeed. Under the circumstances, Nelson's proposal may coerce enough Metric's unit holders to accept his limited buyout and takeover plan in order to "cash out" and avoid being one of the minority unit holders who risk being left out in the cold. The Court should enjoin the offer

No. C03-2523-CRB                      - 3 -

    Mem. Of Points And Authorities In Support Of Ex Parte Application For TRO
              And OSC Why A Preliminary Injunction Should Not Issue

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

now to ensure that a breach of fiduciary duty is not consummated in the interim between now and when the Court can adjudicate the lawfulness of Nelson's audacious takeover scheme.

                  All three violations--the violations of the Partnership Agreement's voting provisions, the dissemination of fraudulent material, and the breach of fiduciary duty--are continuing daily and causing irreparable harm. Thus, an immediate TRO on minimum notice is warranted to preserve the status quo pending a hearing on a motion for a preliminary injunction.

                              II FACTUAL BACKGROUND

A.       NELSON WAGES A 10-YEAR LOSING LITIGATION BATTLE AGAINST METRIC

                  Nelson's tender offer has its roots in protracted litigation in Tennessee, California and Wisconsin state courts, between Nelson, Nelson-related entities and Metric, which in turn followed 10-years of litigation between Nelson and others. The Tennessee Court of Appeals summarized this "continuing saga" in Nelson v. Metric Realty, 2002 Tenn. App. LEXIS 698, (attached as Ex. 2 to Philpot Decl.). The seeds of the dispute were sown in 1981 when a Samuel Hardage fired Nelson, who was overseeing one of Hardage's businesses, precipitating litigation between Nelson and various Hardage-owned entities. (Philpot Decl., Ex. 2 at 5) The parties eventually settled with a Nelson-controlled entity, Nashville Residence Corporation ("Nashville Residence"), receiving land at 2300 Elm Hill Pike in Nashville in exchange for its execution of a $250,000 note to Orlando Residence, Ltd. ("Orlando Residence"), a Hardage-controlled limited partnership. (Id.) Nashville Lodging Company ("Nashville Lodging"), a limited partnership with Nashville Residence as its general partner, then built a hotel on the Elm Hill Property. (Id.)

                  In December 1986, Orlando Residence sued Nashville Residence in federal court to enforce the note. (Id. at 6) Nashville Residence promptly quitclaimed the Elm Hill property to Nashville Lodging. (Id.) In 1989, Nashville Lodging sold the hotel and leased the property to

No. C03-2523-CRB                       - 4 -

    Mem. Of Points And Authorities In Support Of Ex Parte Application For TRO
              And OSC Why A Preliminary Injunction Should Not Issue

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

Metric. In March 1990, Orlando Residence obtained a federal court judgment against Nashville Residence for $250,000 plus interest. (Id.) Orlando Residence then filed suit in Tennessee state court against Nashville Residence, Nashville Lodging, Nelson, and Metric, attacking the conveyance of the Elm Hill property as fraudulent. (Id.) Orlando Residence was awarded $1.35 million in compensatory and punitive damages from Nashville Residence and Nashville Lodging in that action, but the Tennessee court of appeals reversed and remanded for a new trial. (Id.) On the second trial, a jury again found Nashville Residence's 1986 conveyance to Nashville Lodging to have been fraudulent and on appeal, the court of appeals affirmed the judgment. (Id. at 7)

                  That background is essential to understand the parallel litigation in California between Nelson and Metric. In the late 1980's, Metric acquired from Nelson both the hotel and lease at the Elm Hill property in Nashville and another Residence Inn in Ontario, California. (Id.) For a time, Nelson continued to provide management services at these hotels. (Id.) In 1991, however, Metric terminated the management agreement and sued Nelson in California state court in San Francisco, claiming breach of contract and seeking damages, declaratory and injunctive relief. Nelson counter-claimed for damages and declaratory relief. (Id.)

                  In the California lawsuit, Metric was seeking approximately $250,000 from Nelson, but was concerned that he was judgment proof. (Philpot Decl., Ex. 5 at 4) Shortly before trial, Nelson offered to settle by giving Metric the opportunity to purchase the land under Metric's hotel at the Elm Hill property in Nashville. (Id.) This appeared to be Nelson's only valuable asset. (Id.) Accordingly, at a court supervised settlement conference, the parties agreed to settle by Nelson transferring this land to Metric in return for a note and release from Metric. (Id.) A few weeks later, however, Metric's Tennessee lawyer advised its Managing General Partner that if Metric accepted the settlement and took control of the Nashville land, there was a substantial risk that a court might find that Metric's interest in the land and the hotel would be found to have merged which could cause Metric to be subject to any judgment lien that Hardage and Orlando Residence might ultimately obtain against Nelson. (Id.) In addition, Metric's lawyer advised that

No. C03-2523-CRB                       - 5 -

    Mem. Of Points And Authorities In Support Of Ex Parte Application For TRO
              And OSC Why A Preliminary Injunction Should Not Issue

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

a court might also find that Metric and Nelson had conspired to defraud the creditors who had challenged Nelson's 1989 transfer of the Elm Hill hotel to Metric. Up to then, Metric had successfully argued that it was a "bona fide purchaser." (Id.) Rejection of that argument could result in Metric losing its entire interest in the hotel. (Id.) Faced with that advice, Metric's management determined that it could not consummate the settlement until it received clarification that Nelson was solely responsible for the fraudulent conveyance action that Hardage and Orlando Residence were pursuing against Nelson and his companies. (Id.)

                  Nelson responded with lawsuits in California, Wisconsin and Tennessee that all rested on the same allegations--that Metric had breached its settlement contract with Nelson, causing him substantial damages. (Id.) These include Nashville Lodging Co. v. Metric Partners Growth Suite Investors, L.P. et al., Circuit Court, State of Wisconsin, No. 94CV001212 (inactive); Orlando Residence, Ltd. v. 2300 Elm Hill Pike, Inc. and Nashville Lodging Co. v. Metric Partners Growth Suite Investors, L.P., Chancery Court for Davidson Co., Tennessee, No. 94-1911-I; Metric Partners Growth Suite Investors, L.P. v. Nashville Lodging Co. et al., Chancery Court for Davidson Co., Tennessee, No. 96-1405-III; Nelson and Nashville Lodging Co. v. Metric Realty et al., Chancery Court for Davidson Co., Tennessee, No. 97-2189-III; GP Credit Co., LLC v. Metric Partners Growth Suite Investors, L.P. et al., Superior Court of California, San Francisco Co., No. CGC-02-403301. (Philpot Decl., Ex. 1 at 12)

                  Nelson also filed a separate fraudulent conveyance lawsuit in California against Metric, its Managing Partners and a putative class of unit holders who received partnership distributions. (Id., Ex. 5 at 4) He alleges that these distributions were fraudulent because they drained Metric of assets necessary to pay a judgment in his favor should he be successful in his claims for breach of the aborted settlement. (Id.) In one of his lawsuits, Nelson also brought claims against the Managing General Partner, claiming it improperly induced Metric to breach the settlement agreement. Nelson lost that lawsuit and it has been affirmed on appeal. (Id. at 5) At this point, there has been a determination in the principal action in Tennessee that Metric's failure

No. C03-2523-CRB                      - 6 -

    Mem. Of Points And Authorities In Support Of Ex Parte Application For TRO
              And OSC Why A Preliminary Injunction Should Not Issue

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

to consummate the settlement agreement was a breach, but that Nelson suffered no damages as a result. (Id.) These findings are now on appeal. (Id.)

                  Meanwhile, in August 2001, a Tennessee court found that there were "elements of fraud" in Nelson's attempts to avoid payment of Hardage's and Orlando Residence's fraudulent conveyance judgment. (Orlando Residence, Ltd. v. Nashville Lodging Co., Tennessee Chancery Ct, Davidson Co., No. 92-3086-III (unpublished opinion Aug. 15, 2001) at 2, attached as Ex. 3 to Philpot Decl.) The court found that one of these fraudulent elements was Nelson's purported transfer to GP Credit, an entity that his wife owns, of the rights and obligations previously held by Nelson and Nashville Lodging Company. (Id. at 3) Accordingly, the court appointed a receiver to take possession of any proceeds that Nelson might obtain in his claims against Metrics, stating:

         What all of the foregoing have in common are attempts by [Nashville Lodging Company] and Mr. Nelson to avoid collection of judgments. That a jury determined one such attempt was fraudulent, that Chancellor Brandt found another attempt was contemptuous and that there is yet another post-judgment conveyance in issue all cause the Court to conclude that there are sufficient "elements of fraud affecting the remedy at law" such that appointment of a receiver to take possession of proceeds in the Metric lawsuit is necessary. (Id.)

B. TO FUND HIS LITIGATION VENDETTAS AND TO REVERSE HIS IN-COURT RESULTS, NELSON VIOLATES THE PROVISIONS IN METRIC'S PARTNERSHIP AGREEMENT THAT GOVERN VOTES OF THE LIMITED PARTNERS AND PRESENTS ITS LIMITED PARTNERS WITH AN INVALID, MISLEADING AND COERCIVE TENDER OFFER

         1.       NELSON'S VIOLATIONS OF THE PARTNERSHIP AGREEMENT

                  Paragraph 4 of Metric's Assignment Agreement provides that Metric's designated voting representative will vote the units assigned to holders of limited partnership assignee units (unit holders) of Metric in accordance with written instructions received from the unit holders with respect to any matter upon which a vote of Limited Partners is taken "in accordance with the Partnership Agreement." (Philpot Decl, Ex. 7) Metric's Partnership Agreement specifies only two valid methods to call such a vote of the Limited Partners. First, under paragraph 16.3 of that

No. C03-2523-CRB                      - 7 -

    Mem. Of Points And Authorities In Support Of Ex Parte Application For TRO
              And OSC Why A Preliminary Injunction Should Not Issue

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

Agreement, the Managing General Partner may call for a vote of the Limited Partners. (Id., Ex. 6) Under paragraph 16.3 of the Partnership Agreement or Paragraph 4 of the Assignment Agreement, a vote may be submitted to the Limited Partners upon the written request of persons owning units which represent ten percent or more of the outstanding units. (Id., Exs. 6-7) Moreover, as detailed, post, the Partnership Agreement prohibits a limited partner vote to "approve" a self-dealing transaction and limits the matters that can be submitted to a limited partner vote to specified subjects, none of which are at issue. (Id. Ex. 6,Sections 15.1.7, 15.3.39, 16.2)

                  The Managing General Partner has not called for a vote of any of the matters identified in Nelson's proxy solicitation statement and tender offer and the Managing General Partner has not received a written request for such a vote by unit holders holding ten percent or more of the units. (Id., Ex. 5 at Ex. (a)(2)) Nevertheless, on May 14, 2003, Nelson--who holds no Metric units of his own--filed with the SEC and disseminated to each Metric unit holder consent solicitation statements and a tender offer. (Philpot Decl., Ex. 4)

         2. NELSON SUBMITS MISLEADING AND COERCIVE OFFER AND SOLICITATIONS TO USE METRIC'S OWN ASSETS TO "PURCHASE" FOR NELSON CONTROL OF METRIC SO THAT HE CAN CAUSE METRIC TO AWARD HIMSELF A GENEROUS LITIGATION SETTLEMENT

                  Although, as detailed below, Nelson's materials misleadingly describe his offer, the actual, salient offer terms are as follows. Nelson has offered to purchase 30,000 of the 59,919 Metric units at $86 a unit. (Philpot Decl., Ex. 4 at 14, 17) The offer is effective only if at least 30,000 units are tendered. (Id. at 17) If more than 30,000 are tendered, Nelson will purchase only a pro-rata share from the tendering unit holders so that his total purchase is limited to 30,000 units. (Id. at 14, 67) Nelson's offer is also conditioned on the acceptance of four proposals: (a) an amendment to the Partnership Agreement that would allow a purchaser to acquire control of the Partnership;
(b) removal of the Managing General Partners; (c) election of Nelson as the sole general partner; and (d) settlement of pending litigation between Nelson, Nashville Lodging, GP

No. C03-2523-CRB                       - 8 -

    Mem. Of Points And Authorities In Support Of Ex Parte Application For TRO
              And OSC Why A Preliminary Injunction Should Not Issue

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

Credit and Metric by entry of a judgment in favor of GP Credit against Metric for $10 million, of which $4 million must be immediately paid to GP Credit. (Id. at 17, 26, 34, 63)

                  Within 10 business days after all these conditions occur, Nelson proposes to pay $2.85 million to purchase the 30,000 units at $86 per unit. (Id. at 12, 32, 34-35, 39) He states that he will use a loan from GP Credit--whom Metric will have paid $4 million by that point--to fund the purchase. (Id. at 32, 34) Thus, Nelson's offer permits him to pay for the units that he proposes to purchase using Metric's own assets. He may then further deplete its assets--and satisfy any lingering vendettas--by bringing new lawsuits against the current Managing General Partner or others. (Id. at 25, 34) Although GP Credit would be entitled to claim proceeds from such lawsuits to satisfy its $10 million judgment balance, it would only be obligated to reimburse Metric the expenses of such lawsuits up to the amount recovered in them. (Id. at 63)

                  Alternatively, Nelson would be able to liquidate Metric and use its remaining assets to satisfy the balance of GP Credit's judgment. Assuming no further litigation expenses, Metric would have approximately $4.4 million remaining upon liquidation before it paid GP Credit's judgment balance--$6.9 million in current cash holdings, a $525,000 settlement payment due on June 2, 2003, $914,000 due from the general partners upon liquidation, less the $4 million it would have already paid to GP Credit as a precondition of the tender offer. (Id., Ex. 5 (cover letter)) Nelson's proposed settlement provides, "GP Credit further agrees that . . . it will not attempt to collect more from Metric than an amount which would leave Metric with Two Million Dollars . . . immediately prior to liquidation." (Id., Ex. 4 at 63) GP Credit could argue that this language no longer applies once Metric enters liquidation. This would enable GP Credit to seize the entire $4.4 million in remaining Metric assets to satisfy its judgment, leaving $0 in distributions for the 29,919 units that Nelson does not intend to buy. Even assuming that GP Credit would leave Metric with a $2 million reserve that Nelson generally described in his materials, upon liquidation, over $ 1 million of that sum would go to Nelson as a 50 percent plus unit holder, leaving at most $33 per unit for the remaining 29,919 units. (Id., Ex. 5 at 14)

No. C03-2523-CRB                      - 9 -

    Mem. Of Points And Authorities In Support Of Ex Parte Application For TRO
              And OSC Why A Preliminary Injunction Should Not Issue

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

                  Conversely, if Metric's unit holders were to reject Nelson's offer, and if the Tennessee court affirmed the zero damages judgment in Nelson's lawsuit against Metric, the $8.4 million in total Metric assets could be distributed upon liquidation at the rate of approximately $139 a unit for all 59,919 Metric units. (Id. (cover letter))

                  Nelson's offering materials also emphasize that he has been in litigation against Metric for years and that such litigation could continue for years--and prevent distributions to the unit holders--if his offer is not accepted. (Id., Ex. 4 at 24-25, 37-38, 59-60) He adds that if he succeeds, those who did not tender likely will have to endure multiple additional bouts of litigation that he will initiate if he obtains control of Metric. (Id. at 10, 23, 25-27) He also emphasizes that the unit holders are defendants in a lawsuit that seeks to force them to return past distributions and that if his offer does not succeed or for those who do not tender, those limited partners will be pursued personally. (Id. at 8, 12, 15, 17, 37) Worse still, Nelson's offer was riddled with misstatements and material omissions, which we recite in detail, post.

C. METRIC OBJECTS TO NELSON'S ATTEMPTED END-RUN ON THE PARTNERSHIP AGREEMENT AND GIVES HIM NOTICE THAT IT WILL SEEK AN INJUNCTION IF HE DOES NOT CURE THE VIOLATIONS; NELSON REFUSES, SO METRIC GIVES NOTICE OF THIS APPLICATION

                  On May 28, 2003, Metric's Managing General Partner advised Nelson in writing that his tender offer and proxy solicitation were invalid because he had failed to comply with the Partnership Agreement's procedure for calling a vote of the Limited Partners. (Philpot Decl, Ex. 5 at Ex. (a)(2)) Metric requested that he withdraw his invalid offer and solicitations and proceed anew in compliance with the Agreement and stated that it would seek an injunction if Nelson did not agree to do so within two days. (Id.) The next day, Nelson's counsel requested an additional 3 days, or until June 2, 2003, to respond. (Id., 4) On the afternoon of June 2, 2003, Nelson refused to withdraw his invalid offer and solicitations. (Id.) Metric immediately gave notice that

No. C03-2523-CRB                       - 10 -

    Mem. Of Points And Authorities In Support Of Ex Parte Application For TRO
              And OSC Why A Preliminary Injunction Should Not Issue

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

it would be filing this TRO application the next day in this Court. (Id.) Nelson advised that he would be filing an opposition. (Id.)

                               III LEGAL ANALYSIS

                  The Federal Rules of Civil Procedure and the Williams Act grant courts the power and authority to issue both an ex parte TRO and preliminary injunction in cases just such as this.(2) To prevail on a motion for a TRO or a preliminary injunction, the moving party must show either (1) a combination of probable success on the merits and the possibility of irreparable injury if relief is not granted, or (2) the existence of serious questions on the merits and that the balance of hardships tips in its favor. GoTo.com, Inc.
v. Walt Disney Co., 202 F.3d 1199, 1204-05 (9th Cir. 2000); Rodeo Collection, Ltd. v. West Seventh, 812 F.2d 1215, 1217 (9th Cir. 1987); Wininger v. SI Management L.P., 32 F. Supp. 2d 1144, 1146-47 (N. D. Cal. 1997). These are not separate tests, but rather "opposite ends of a single `continuum in which the required showing of harm varies inversely with the required showing of meritoriousness.'" Rodeo Collection, 812 F.2d at 1217 (citations omitted).

                  To balance the moving party's rights against the defendant's right to be heard, Rule 65 authorizes a court to issue an immediate TRO ex parte and to fix a hearing on a motion for a preliminary injunction within 10 days thereafter. Fed. R. Civ. Proc. 65(b). Metric demonstrates below that it is likely to succeed on the merits and is suffering immediate and continuing irreparable harm. It respectfully submits that its TRO application should be granted forthwith and the Court should issue an order to show cause why a preliminary injunction should not issue that sets the matter for hearing within 10 days of entry of the TRO.

-------------------------

(2) Rule 65(b) provides for an ex parte TRO to prevent "immediate and irreparable injury, loss or damage [which] will result to the applicant before the adverse party or the party's attorney can be heard in opposition." Moreover, upon a showing of violation of the federal securities laws, the Court has broad powers to fashion an appropriate remedy. Mills v. Electric Auto-Lite Co., 396 U.S. 375, 391 (1970). Courts therefore may and do issue immediate TROs followed by preliminary injunctions to restrain defective tender offers. See, e.g. Marathon Oil v. Mobil Corp., 35o F. Supp. 315 (N. D. Ohio) aff'd 669 F.2d 378 (6th Cir. 1981) and cases cited, post.

No. C03-2523-CRB                      - 11 -

    Mem. Of Points And Authorities In Support Of Ex Parte Application For TRO
              And OSC Why A Preliminary Injunction Should Not Issue

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

A. METRIC'S CLAIM THAT NELSON'S OFFER VIOLATES METRIC'S PARTNERSHIP AGREEMENT ESTABLISHES A LIKELIHOOD OF SUCCESS AND IRREPARABLE HARM

         1. NELSON'S FAILURE TO FOLLOW THE AGREEMENT'S VOTING PROCEDURE IS A CRYSTAL CLEAR VIOLATION THAT PROVIDES A SETTLED BASIS FOR A TRO

                  Metric's Partnership and Assignment Agreements are unambiguous that Nelson could only submit his consent proposals to a vote of the limited partners by first obtaining the written request of 10% of the unit holders or the approval of the Managing General Partner to call such a vote. And it is undisputed that he failed to do so. Because his tender offer is preconditioned on acceptance of his invalid consents, there is no point in allowing his invalid offer and solicitations to proceed. Doing so would only create confusion among Metric's limited partners, would cause the loss of the costs expended on the invalid offer and solicitation efforts and inevitable legal challenges, and could also produce the unseemly result of having votes cast that could not be counted due to Nelson's violation of the Partnership Agreement. Therefore, Nelson's invalid solicitations should be restrained immediately. See Pennwalt Corp. v. Centaur Partners, 710 F. Supp. 111, 117 (E. D. Pa. 1989) (issuing TRO followed by preliminary injunction to restrain consent solicitation where solicitor had no authority to call special shareholder meeting; "It is beyond cavil that to permit the shareholder's meeting to go forward when there is no proper authority to call the meeting would cause irreparable harm."); C.A. Cavendes , S. Sociedad Finaciera v. Florida Nat. Banks Of Fla., 556 F. Supp. 254, 259 (M. D. Fla. 1982) (failure to follow voting procedure in company's bylaws causes irreparable injury; voiding election held in violation of bylaws and issuing preliminary injunction).

                  Indeed, "once a tender offer has been consummated, it becomes difficult and sometimes virtually impossible for a court to `unscramble the eggs.'" Sonesta International Hotels Corp. v. Wellington Associates, 483 F.2d 247, 250 (2d Cir. 1970); Consolidated Gold Fields PLC v. Minorco, S.A., 871 F.2d 252, 261 (2d Cir. 1989) (injunction is "remedy of choice" where it is difficult to unscramble transaction after it has been consummated). Moreover, an

No. C03-2523-CRB                    - 12 -

    Mem. Of Points And Authorities In Support Of Ex Parte Application For TRO
              And OSC Why A Preliminary Injunction Should Not Issue

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

after-the-fact invalidation causes irreparable harm and confusion for those shareholders who have cast votes, only to see those votes go unrecognized. Thus, "in the normal situation, when it appears likely that the offer may contain materially misleading statements or omissions as made, the interests of the shareholders and of the public in full disclosure of relevant circumstances renders preliminary injunctive relief an appropriate method of remedying the deficiencies in disclosure before the offer is consummated." Ronson Corp. v. Liquifin Atkiegesellschaft, 483 F.2d 846, 851 (3rd Cir. 1973); accord Koppers Co. v. American Express Co., 689 F. Supp. 1371, 1382 (W. D. Pa. 1988) (immediate injunction is a "particularly useful remedy to prevent violations of the disclosure requirements of the securities laws."). That logic also warrants an immediate injunction here to restrain Nelson's continuing violation of the Partnership Agreement before Nelson scrambles the eggs of his invalid offer and solicitation any further.

                  Because Nelson's violation of the Partnership Agreement is crystal clear and beyond dispute, it is difficult to imagine what he might say in response. The only defense he has asserted to Metric is that his solicitations should be deemed an attempt to merely canvass the limited partners to gauge the level of support for his proposals. But allowing such "canvassing" would in and of itself confuse Metric's unit holders and violate the securities laws because Nelson did not inform the unit holders that he was merely "canvassing" but that he has not followed the required Partnership Agreement procedure for calling a vote of the unit holders.

                  Indeed, Nelson's failure to obtain preliminary 10% unit holder approval and failure to disclose that he lacks such approval unfairly enables him to boost his chances of success. Each unit holder has no idea how her fellow limited partners will vote but may be tempted to approve by the erroneous belief that at least 10% must have given preliminary approval, since the matter has been submitted for a vote. Worse still, Nelson makes misleading statements in his offering materials that imply that over 10% of the voting units support his proposal. (Philpot Decl, Ex. 4 at 13) Because acceptance of Nelson's offer will likely destroy the value of any units not purchased, a unit holder's erroneous belief that Nelson has cleared the

No. C03-2523-CRB                       - 13 -

    Mem. Of Points And Authorities In Support Of Ex Parte Application For TRO
              And OSC Why A Preliminary Injunction Should Not Issue

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

initial hurdle to success gives Nelson a large boost in getting votes from unit holders who fear being left out in the cold. Thus, as discussed further, post, Nelson's failure to disclose that he has not obtained the required approval of 10% of the units to call a vote on his proxy proposals is itself a material omission that invalidates his tender offer. Allowing him to proceed in violation of the Partnership Agreement only compounds the problems with his offer. The better approach is to enjoin the offer now and require him to comply with the Agreement.

         2. NELSON'S PROPOSED CONSENTS ALSO VIOLATE THE PARTNERSHIP AGREEMENT PROVISIONS THAT PROHIBIT A LIMITED PARTNER VOTE TO "APPROVE" A SELF-DEALING TRANSACTION

                  Nelson openly admits that he would have a disabling conflict of interest if he had acquired control of Metric then caused it to settle its litigation against him. He states in his offering materials that it is his "objective" to sanitize that conflict by obtaining the "approval" of a majority of the limited partners for his self-dealing proposals. (Philpot Decl, Ex. 4 at 34) But Metric's Partnership Agreement does not allow such limited partner "approval" of self-dealing.

                  Paragraph 15.1.7 of the Partnership Agreement prohibits the Managing General Partner from using or permitting another to use any Partnership assets "in any manner except for the exclusive benefit of the Partnership." (Philpot Decl., Ex. 6) Under paragraph 15.3.39, the General Partner may not "cause the Partnership to permit a Unit Holder to contract away the fiduciary duty owed by the General Partners to the Unit Holder under common law." (Id.) And paragraph 16.2 provides that limited partners shall have the right by majority vote "to vote only upon the following matters": removal of the General Partners and election of a successor, dissolution and termination of the Partnership, amendment of the Partnership Agreement, extension of the Partnership term, and any proposal to sell all or substantially all of the Partnership's assets." (Id. (emph. added)) The list of permissible voting matters does not include

No. C03-2523-CRB                       - 14 -

    Mem. Of Points And Authorities In Support Of Ex Parte Application For TRO
              And OSC Why A Preliminary Injunction Should Not Issue

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

a vote to "approve" a self-dealing transaction that an incoming General Partner anticipates. (Id.) Rather, as noted, section 15.3.39 prohibits any such vote.

                  Again, because the Partnership Agreement unambiguously prohibits the preapproval on which Nelson's offer is conditioned, the time to enjoin the offer is now.

B. METRIC'S CLAIMS THAT NELSON HAS VIOLATED THE DISCLOSURE REQUIREMENTS OF THE SECURITIES LAWS ALSO ESTABLISHES A LIKELIHOOD OF SUCCESS AND IRREPARABLE HARM

         1. VIOLATION OF THE SECURITIES LAWS CAUSES IRREPARABLE HARM TO A COMPANY AND ITS UNIT HOLDERS

                  Sections 14(a), (d) and (e) of the Securities and Exchange Act of 1934 (the anti-fraud provision of the Williams Act, 15 U.S.C. Section 78n(a),
(d)-(e)), and SEC Rule 14a-9, prohibit in any form of proxy solicitation or tender offer (1) the omission of any material fact that is necessary to make statements made in the solicitation or offer not misleading, or (2) any other statement or act that is "fraudulent, deceptive or manipulative." An omitted fact is "material" if there is "a substantial likelihood that a reasonable shareholder would consider it important in deciding how to vote." TSC Industries, Inc. v. Northway, Inc., 426 U.S. 438, 449 (1976).

                  The purpose of these rules is to provide the shareholder confronted with a tender offer "with complete and truthful information about the offeror [and] the terms and probable consequences of the offer." Applied Digital Data Systems v. Milgo Electronic, 425 F. Supp. 1145, 1152 (S.D.N.Y. 1977). "It was felt that in a tender offer situation, the stockholders of the target corporation should have complete information concerning the persons seeking to assume control." Berman v. Gerber Products Co., 454 F. Supp. 1310, 1322-23 (W.
D. Mich. 1978). Similarly, the proxy rules promote "the free exercise of the voting rights of shareholders" by ensuring that proxies would be solicited with "explanation to the stockholder of the real nature of

No. C03-2523-CRB                      - 15 -

    Mem. Of Points And Authorities In Support Of Ex Parte Application For TRO
              And OSC Why A Preliminary Injunction Should Not Issue

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

the questions for which authority to cast his vote is sought." Mills, 396 U.S. at 381 (1970) (quoting H. R. Rep. No. 1383, 73d Cong., 2d Sess., 14; S Rep. No. 792, 73d Cong., 2d Sess., 12)

                  Because there is no guarantee that shareholders will read responsive opposition statements, the securities laws place an affirmative duty on any offeror or proxy solicitor to provide a complete and candid disclosure. See Santa Fe Industries, Inc. v. Green, 430 U.S. 462, 477-78 (1977) ("the Court repeatedly has described the `fundamental purpose' of the [1934] act as implementing a `philosophy of full disclosure.'"). Accordingly, disclosures made in statements opposing the offer or proxy solicitation therefore do not cure misleading disclosures in an offering statement or proxy solicitation. Cf. Koppers, 689 F. Supp. at 1407 (upon finding that defendants' tender offer materials violated securities laws, court found it unnecessary to review claims concerning management's responsive Schedule 14D-9).

                  Violation of these rules causes irreparable injury because security holders are denied the ability to make investment decisions on the basis of adequate information. See General Aircraft Corp. v. Lampert, 556 F.2d 90, 96 (1st Cir. 1977) (affirming finding that shareholders would suffer irreparable harm if injunction requiring defendant to comply with securities laws was not issued); Kaufman v. Cooper Companies, Inc., 719 F. Supp. 174, 178 (S.D.N.Y. 1989) (irreparable injury results from violation of federal proxy rules, as "the purposes of the securities laws is to provide information to investors so that they have the opportunity to make informed choices"); Riggs Nat'l Bank v. Allbritton, 561 F. Supp. 164, 181 (D.D.C. 1981) (rejecting defense argument that shareholders had adequate remedy in damages); see also Mills, 396 U.S. at 383 (stating that use of solicitation that is materially misleading violates securities laws and injunctive relief is appropriate to remedy such a defect). These cases recognize that the injury inflicted upon a shareholder's voting rights is a distinct injury from the economic harm inflicted by the passage of a proposed tender offer or proxy solicitation. Id; see also Diceon Electronics, Inc. v. Calvary Partners, L.P., 772 F. Supp. 859, 869 (D. Del.
1991) (damages inadequate remedy for harm to voting rights caused by misleading tender offer).

No. C03-2523-CRB                     - 16 -

    Mem. Of Points And Authorities In Support Of Ex Parte Application For TRO
              And OSC Why A Preliminary Injunction Should Not Issue

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

                  Eisenberg v. Chicago Miwaukee Corp., 537 A. 2d 1051, 1062 (Del. Ch. 1987) explains why an injunction is required, and money damages inadequate in such cases:

         [A]t issue is the shareholders' right to make an informed, uncoerced decision. That right is specific, and its enforcement requires a specific, not a substitutional remedy. As this Court has recognized, to permit a deficient offer to go forward might forever deprive the tendering and non-tendering shareholders of their right to be treated fairly. In that event, the harm could not easily be undone, and given the nature of the shareholder interests at stake, damages would not be a meaningful or adequate remedy. Therefore, the threatened harm is irreparable. An injunction is the remedy most likely to achieve disclosure of the information necessary to achieve an informed decision and to eliminate the offer's coercive aspects.

                  Moreover, because it is impossible to assess the extent of the taint from a misleading disclosure, a court must void any acceptances or consents returned. See Kaufman, 719 F. Supp. at 185-86 (invalidating proxies tainted by misleading statements). Thus, as noted above, an immediate injunction is preferable to an attempt to "unscramble the eggs."

         2. NELSON'S DISCLOSURES VIOLATE THE SECURITIES LAWS AND ARE CAUSING CONTINUING IRREPARABLE HARM

                  Nelson's tender offer statement and consent solicitations made numerous statements that are misleading in light of the material facts that he omitted to mention. These misleading statements and material omissions are recited fully in Metric's complaint and include:

                  (1) He fails to disclose that he has proceeded even though neither the Managing General Partner nor 10% of the voting units have called for a vote on his offer. Given that the Partnership Agreement requires such preapproval and that Nelson misleadingly suggests he has obtained the support of more than 10% of the unit holders, the unit holders are likely to be deceived into failing to realize that his offer has been compromised by a fatal procedural error. It is hard to imagine a more material omission than a failure to inform a shareholder that his or her vote will be invalid. Moreover, as noted, Nelson's misleading of the unit holders as to his failure

No. C03-2523-CRB                    - 17 -

    Mem. Of Points And Authorities In Support Of Ex Parte Application For TRO
              And OSC Why A Preliminary Injunction Should Not Issue

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

to obtain 10% approval also is material because his prospects of success will be critical to any unit holders assessment of whether to take the risk of not tendering.

                  (2) Nelson states he does not believe his financial condition is relevant to his offer because he will be funding the purchase with a loan from GP Credit, but that in any event, he has a negative net worth in excess of $10 million. Philpot Decl., Ex. 4 at 9. He does not however, disclose GP Credit's financial condition; nor does he disclose that there is nothing in his offer that protects the unit holders should GP Credit decide not to proceed with its loan to him. Because Nelson is not obligated to pay for the tendered units until 10 business days after Metric approves the settlement and pays GP Credit $4 million, the lack of protection for Metric's unit holders if GP Credit reneges on its loan commitment, and GP Credit's ability to satisfy any judgment in an action to recover the $4 million payment are critical to an assessment of the offer. This is particularly true because Nelson's $10 million negative net worth makes it unlikely that Metric would be able to recover from him if GP Credit reneges. Accordingly, Nelson's failure to disclose GP Credit's financial condition and the lack of protection if it reneges constitute material omissions. Cf. Pabst Brewing Co. v. Kalmanovitz, 551 F. Supp. 882, 891-92 (D. De. 1982) (financial information about two businessmen who were providing necessary funding for tender offer was required to be disclosed); Koppers, 689
F. Supp. at 1390-91 (failure to disclose financial condition of investment bank, "one of the principal planners and players in this transaction," was material omission and warranted preliminary injunction against tender offer).

                  (3) Similarly, Nelson discloses that his wife is a "manager" of GP Credit. (Philpot Decl., Ex. 4 at 9) But he apparently told a Tennessee court that she owned GP Credit, and that court recited her ownership as a fact. (Id., Ex. 3 at 2-3) He also discloses no information concerning how or why GP Credit acquired the litigation rights and obligations of the Nelson-related entities, whether it can legally deliver effective releases or what precisely is the nature of his relationship with GP Credit. Given GP Credit's essential role, these omitted facts are material. Cf. Schedule 14D-Item 7 (requiring disclosure in tender offer of any contracts,

No. C03-2523-CRB                  - 18 -

    Mem. Of Points And Authorities In Support Of Ex Parte Application For TRO
              And OSC Why A Preliminary Injunction Should Not Issue

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

arrangements or understandings between the bidder and any other person with respect to the target's securities); Koppers, 689 F. Supp. at 1395 (because of creditor's key role in offer, further disclosure concerning offeror's obligations to creditor was required); Riggs, 516 F. Supp. at 173-75 (offeror required to disclose information concerning his ability to repay financing for offer).

                  (4) He also fails to disclose that a Tennessee state court has cited his purported transfer to GP Credit of his litigation rights and obligations as evidence of the "elements of fraud" in his schemes to evade Hardage's and Orlando Residence's Tennessee judgment against him. (Philpot Decl., Ex. 3 at 2-3) A disclosure of this fact is necessary to evaluate the risk that Metric's approval of Nelson's offer might be viewed as evidence of a Metric conspiracy with Nelson to defraud Hardage and Orlando Residence and the Tennessee court. In deciding how to vote, a reasonable shareholder would certainly consider it important to know that he or she might be considered a party to a fraud if he or she voted for the proposal. Moreover, it is settled that information reflecting a takeover bidder's competence and integrity is material--particularly where the offer will leave a substantial number of minority shares untouched. See Life Investors, Inc. v. AGO Holding, N.V., Fed. Sec. L. Rep. (CCH) 98,356 (8th Cir. 1981) ("Where, as here, the partial offer means that a substantial minority will necessarily remain, the shareholder must weigh staying with the company and the bidder as part of the minority bloc"; ordering injunction pending appeal where tender offer did not fully disclose financial condition of bidder ); Berman, 454 F. Supp. at 1322-23 ("Congress in enacting the Williams Act clearly intended that information with respect to the integrity of the tender offeror's management be disclosed"), quoting H. R. No. 171, 90th Cong., 2d Sess. ("The competence and integrity of . . . the persons who seek management positions are of vital importance to the stockholder").

                  (5) Nelson states that he is offering to pay $86 for each unit. (Philpot Decl, Ex. 4 at 8) But he fails to disclose that when all factors are taken into account, the unit holders' recovery is likely to be substantially lower. If more than 30,000 of the units are tendered, Nelson proposes to purchase only a pro-rata share from the tendering unit holders. For example, if

No. C03-2523-CRB                    - 19 -

    Mem. Of Points And Authorities In Support Of Ex Parte Application For TRO
              And OSC Why A Preliminary Injunction Should Not Issue

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

50,000 units are tendered, because Nelson will purchase only 30,000 units, a unit holder who tenders 100 units will end up selling 60 units and retaining 40. Accordingly, to evaluate Nelson's offer, each unit holder must determine not only the likely sum to be obtained on the portion of units Nelson purchases, but also the potential value of his or her remaining units if Nelson's offer succeeds. Under Nelson's proposal, all remaining Metric assets will likely end up being paid to Nelson or his related entities, or in the best-case, a $2 million liquidation reserve will be left. (And, even then, one-half of that $2 million will go to Nelson because he will then own half the units.) Thus, as noted, the remaining 29,919 units --held either by those who did not tender or those who retained units as the result of a tender of more than 50 percent of all units--are likely to receive somewhere between nothing, or at most $33 a unit. Nelson does not, however, disclose the devastating effect on the value of the units that he declines to buy if his offer succeeds.

                  (6) He states "I believe the Partnership will ultimately be found liable for damages in excess of $12 million from its breach of the 1993 settlement agreement" and that "the Proposed Settlement Agreement permits the Partnership to pay only a fraction of the amount for which it may be held liable." (Philpot Decl, Ex. 4 at 60) But he offers no factual or legal analysis in support. He also states that a Tennessee judge "decided that the Partnership's breach caused no damages. I believe he made a mistake. How the appellate courts will view the matters cannot be known with certainty." (Id.) But he nowhere states that appellate reversals are the exception, not the rule. It is impossible based on Nelson's selective disclosure for the unit holders to assess whether his proposal bears a reasonable relationship to Metric's litigation exposure.

                  (7) Similarly, he states his "feeling" that breach of fiduciary claims against the present General Partner and others based on their purported mishandling of the settlement agreement "may be worth millions of dollars." (Id. at 25) But he offers no supporting facts or legal analysis to enable unit holders to evaluate this claim. He also fails to disclose that he has already lost analogous tortious interference claims, that a court would likely find the proposed claims barred by the statute of limitations, and that his proposed claims for management's

No. C03-2523-CRB                   - 20 -

    Mem. Of Points And Authorities In Support Of Ex Parte Application For TRO
              And OSC Why A Preliminary Injunction Should Not Issue

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

purported mishandling of the settlement would have little or no value if the Tennessee appellate court were to affirm the judgment awarding Nelson zero dollars for his aborted settlement claim.

                  (8) Nelson states that his "objective" in seeking to settle his lawsuits against Metric as a precondition to his offer is to eliminate the conflict of interest between himself and Metric. (Id. at 34) But he fails to disclose that he will continue to have an irreconcilable post-acceptance conflict of interest with regard to prosecution of the lawsuits that he proposes to bring on Metric's behalf. GP Credit is not obligated to reimburse the expenses of the proposed lawsuits unless those expenses are less than the amount paid to GP Credit in addition to its initial $4 million recovery. (Id. at 63) Because Nelson owes GP Credit millions, he would have an interest in satisfying it by pursuing lawsuits that would be unjustified under a cost-benefits analysis for Metric, but that might be in GP Credit's interests (since it only pays if the lawsuits succeed). His failure to disclose these "delicate ethical issues" is a material omission. Cf. Koppers, 689 F. Supp. at 1391 (disclosure of ramifications of potential conflict of interest issues posed by broker-dealer's involvement in tender offer would be material to stockholders)

                  (9) Nelson fails to disclose the existence of Securities and Exchange Commission Rule 14d-7 which provides that any person who has deposited securities pursuant to a tender offer has the right to "withdraw any such securities during the period such offer request or invitation remains open." As a result of this material omission, any unit holders who have tendered have done so without realizing they can change their mind once they receive Metric's position on the tender offer. Similarly, Nelson's materials state that by executing and delivering an Agreement of Sale, a tendering unit holder (who does not properly withdraw acceptance of Nelson's Offer prior to the Expiration
Date), irrevocably appoints Nelson as that unit holder's proxy. But the Agreement of Sale states that the power of attorney granted is irrevocable and does not state that it terminates (as to voting the units) upon withdrawal of the tender. As a result, Nelson, contrary to his offer characterization but under the terms of his Agreement of Sale, can vote the units of a person who at one time tendered and has subsequently withdrawn and now

No. C03-2523-CRB                    - 21 -

    Mem. Of Points And Authorities In Support Of Ex Parte Application For TRO
              And OSC Why A Preliminary Injunction Should Not Issue

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

does not want the Nelson proposal to go forward. In addition, the tender offer materials state that by executing and delivering the Agreement of Sale, the tendering unit holder also irrevocably appoints Nelson as the unit holder's attorney-in-fact, to be effective only upon Nelson's payment for the units. But the Agreement of Sale has no such carve out, and in fact, has language that would permit Nelson to transfer the units to his name without paying for them. To the extent Nelson intended to have these powers, the tender offer materials must disclose this and also disclose the risks inherent in these provisions. Cf. Calumet Industries v. MacClure, 464 F. Supp. 19, 27-28 (N.D. Ill. 1978) (enjoining defendants from exercising shareholders' consents where defendants had misrepresented that consents were irrevocable).

C.       ENJOINING NELSON NOW IS PREFERABLE TO PERMITTING HIS TAINTED OFFER TO
         PROCEED

                  Nelson's fraud will eventually require the invalidation of any acceptances or solicitations that Metric's limited partners return. Kaufman, 719
F. Supp. at 185-86. The difficulty of "unscrambling the eggs," however, could prove insurmountable because Nelson's offer calls for an immediate payout of $4 million to a third party--GP Credit--without any security for the transferred assets. After-the-fact invalidation raises the unseemly spectre of shareholders who have cast votes, only to see those votes go unrecognized. And, of course, voiding the election at the end of the day results in a loss of the considerable expenses associated with the vote tally and legal challenge--a loss which Metric is unlikely to recover from Nelson, given his $10 million negative net worth. Thus, the wiser course is to enjoin the offer and solicitation immediately and order Nelson to comply with the securities laws going forward.

D. THE HARM TO NELSON IN MERELY REQUIRING HIM TO FOLLOW THE LAW AND METRIC'S PARTNERSHIP AGREEMENT IS MINIMAL WHEN COMPARED TO METRIC'S INJURY

                  Although Nelson has a right to freely compete in tender offer situations [see, e.g., Jewel Companies, Inc. v. Pay Less Drug Stores Northwest, Inc., 510 F. Supp. 1006 (N.D. Cal.

No. C03-2523-CRB                        - 22 -

    Mem. Of Points And Authorities In Support Of Ex Parte Application For TRO
              And OSC Why A Preliminary Injunction Should Not Issue

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

1981)], he has no right to disregard the Partnership Agreement provisions that govern votes of the limited partners, to violate the securities laws, to wrongfully interfere with Metric's contractual relationship with its limited partners or to enlist those partners to join him in committing a breach of fiduciary duty to minority interests. Nelson thus will suffer little or no cognizable "harm" from merely being ordered to comply with the Agreement and the law. See Studebaker Corp. v. Gittlin, 360 F. 2d 692, 696 (2d Cir. 1966). Indeed, forcing Nelson to comply now will benefit him and all other interested persons by eliminating the flaws in his invalid offer, while permitting Metric's unit holders to make a free and informed choice should Nelson submit a proper offer to them in accordance with Metric's Partnership Agreement and the law.

E.       NELSON'S VIOLATIONS OF CALIFORNIA LAW ALSO WARRANT A TRO

                  Although the Court need not go further, there is little doubt that Nelson's offer and solicitation are also tortious violations of California law and are causing irreparable harm. Nelson's conduct is a breach of his fiduciary duty and aiding and abetting the breach of fiduciary duty by Metric unit holders. Had Nelson attempted to implement his proposed settlement once he obtained control, his self-dealing would easily be struck down as a breach of his management fiduciary duties. As noted, Nelson essentially admits as much and asks for a bare majority of Metric's unit holders to approve his proposals as a condition to cash out their shares. But unit holders who choose to cash out have little incentive to protect the Partnership and remaining minority interests and thus may not give "preapproval" to a self-dealing incoming director's breach of fiduciary duty.

                  Setting forth a broad fiduciary duty protection, California law provides that in any transaction where control of the corporation is material, the conduct of directors and shareholders is governed by a comprehensive requirement of "good faith and inherent fairness" to the minority. Jones v. H.F. Ahmanson & Co., 1 Cal. 3d 93, 1001 (1969); see also Fisher v. Pennsylvania Life Co., 69 Cal. App. 3d 506 (1977). As the California Supreme Court explained: "[T]he burden is

No. C03-2523-CRB                         - 23 -

    Mem. Of Points And Authorities In Support Of Ex Parte Application For TRO
              And OSC Why A Preliminary Injunction Should Not Issue

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

on the director or stockholder not only to prove the good faith of the transaction but also to show its inherent fairness from the viewpoint of the corporation . . . . The essence of the test is whether or not under all the circumstances the transaction carries the earmarks of an arm's length bargain. If it does not, equity will set it aside." Jones, 1 Cal. 3d at 108.

                  Here, however, Nelson's offer has none of the "earmarks of an arm's length bargain." If he does not obtain an appellate reversal of his zero damages judgment against Metric, there would be no basis for Metric to pay anything to settle the lawsuit, much less pay $10 million. As a general rule, appellate reversals are the rare exception, and not the rule--particularly after a trial, as Nelson obtained in Tennessee. The number of $0 damages judgments following a trial that turn into $10 million awards thanks to an appeal are even rarer. Apart from Nelson's deception as to what he is offering, the only reason any rational unit holder would vote for this deal would be to avoid Nelson's intent to destroy the value of the non-tendering units and his threat to delay any cash distribution on those units for years. Given the broad scope of California's fiduciary duty law, such coerced tenders cannot suffice to validate a self-dealing transaction that would never fly if Nelson had attempted it after obtaining control.

                                  IV CONCLUSION

                  The Court should issue an immediate TRO restraining Nelson from any further action in support of his invalid tender offer and consent solicitations and should set the matter for

No. C03-2523-CRB                      - 24 -

 Mem. Of Points And Authorities In Support Of Ex Parte Application For TRO And
               OSC Why A Preliminary Injunction Should Not Issue

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

a preliminary injunction hearing within 10 days of the TRO (per Rule 65(b).

                  DATED: June 2, 2003.

                                         REED SMITH CROSBY HEAFEY LLP

                                         By   /s/ Kenneth J. Philpot
                                            ----------------------------------
                                            Kenneth J. Philpot
                                            Attorneys for Plaintiff
                                            Metric Growth Suite Investors, L.P.

No. C03-2523-CRB                        - 25 -

    Mem. Of Points And Authorities In Support Of Ex Parte Application For TRO
              And OSC Why A Preliminary Injunction Should Not Issue

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                                         PAGE
I INTRODUCTION.........................................................................................................    2

II FACTUAL BACKGROUND..................................................................................................    5

           A.        Nelson Wages A 10-Year Losing Litigation Battle Against Metric....................................    5

           B.        To Fund His Litigation Vendettas And To Reverse His In-Court
                     Results, Nelson Violates The Provisions In Metric's
                     Partnership Agreement That Govern Votes Of The Limited
                     Partners And Presents Its Limited Partners With An Invalid,
                     Misleading And Coercive Tender Offer..............................................................    8

                     1.        Nelson's Violations Of The Partnership Agreement........................................    8

                     2.        Nelson Submits Misleading And Coercive Offer And
                               Solicitations To Use Metric's Own Assets To
                               "Purchase" For Nelson Control Of Metric So That
                               He Can Cause Metric To Award Himself A Generous
                               Litigation Settlement...................................................................    9

           C.        Metric Objects To Nelson's Attempted End-Run On The Partnership
                     Agreement And Gives Him Notice That It Will Seek An Injunction
                     If He Does Not Cure The Violations; Nelson Refuses, So Metric
                     Gives Notice Of This Application..................................................................   11

III LEGAL ANALYSIs.....................................................................................................   12

           A.        Metric's Claim That Nelson's Offer Violates Metric's Partnership
                     Agreement Establishes A Likelihood Of Success And Irreparable
                     Harm..............................................................................................   13

                     1.        Nelson's Failure To Follow The Agreement's Voting Procedure
                               Is A Crystal Clear Violation That Provides A Settled Basis
                               For A TRO...............................................................................   13

                     2.        Nelson's Proposed Consents Also Violate The Partnership
                               Agreement Provisions That Prohibit A Limited Partner
                               Vote To "Approve" A Self-Dealing Transaction............................................   15

           B.        Metric's Claims That Nelson Has Violated The Disclosure Requirements
                     Of The Securities Laws Also Establishes A Likelihood Of Success And
                     Irreparable Harm..................................................................................   16

                     1.        Violation Of The Securities Laws Causes Irreparable Harm To
                               A Company And Its Unit Holders..........................................................   16

                     2.        Nelson's Disclosures Violate The Securities Laws And Are
                               Causing Continuing Irreparable Harm....................................................    18

           C.        Enjoining Nelson Now Is Preferable To Permitting His Tainted Offer To
                     Proceed..........................................................................................    23

    Mem. Of Points And Authorities In Support Of Ex Parte Application For Tro
              And Osc Why A Preliminary Injunction Should Not Issue

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                                         PAGE
           D.        The Harm To Nelson In Merely Requiring Him To Follow The Law And
                     Metric's Partnership Agreement Is Minimal When Compared To Metric's
                     Injury............................................................................................   23

           E.        Nelson's Violations Of California Law Also Warrant A TRO..........................................   24

IV CONCLUSION..........................................................................................................   25

    Mem. Of Points And Authorities In Support Of Ex Parte Application For Tro
              And Osc Why A Preliminary Injunction Should Not Issue

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

                              TABLE OF AUTHORITIES
                                   (CONTINUED)

                                                                                                            PAGE(S)
                                        CASES
Applied Digital Data Systems v. Milgo Electronic,
       425 F. Supp. 1145 (S.D.N.Y. 1977) ...........................................................                  15

Berman v. Gerber Products Co.,
       454 F. Supp. 1310 (W. D. Mich. 1978) ........................................................              15, 19

C.A. Cavendes, S. Sociedad Finaciera v. Florida Nat. Banks of Fla.,
       556 F. Supp. 254 (M. D. Fla. 1982) ..........................................................                  12

Calumet Industries v. MacClure,
       464 F. Supp. 19 (N.D. Ill. 1978) ............................................................                  22

Consolidated Gold Fields PLC v. Minorco, S.A.,
       871 F.2d 252 (2d Cir. 1989) .................................................................                  12

Eisenberg v. Chicago Miwaukee Corp.,
       537 A.2d 1051 (Del. Ch. 1987) ...............................................................                  17

Fisher v. Pennsylvania Life Co.,
       69 Cal. App. 3d 506 (1977) ..................................................................                  23

GP Credit Co., LLC v. Metric Partners Growth Suite Investors, L.P. et al.,
       Superior Court of California, San Francisco Co.,
       No. CGC-02-403301 ...........................................................................                   6

General Aircraft Corp. v. Lampert,
       556 F.2d 90 (1st Cir. 1977) .................................................................                  16

GoTo.com, Inc. v. Walt Disney Co.,
       202 F.3d 1199 (9th Cir. 2000) ...............................................................                  11

I ; see also Diceon Electronics, Inc. v. Calvary Partners, L.P.,
       772 F. Supp. 859 (D. Del. 1991) .............................................................                  16

Jewel Companies, Inc. v. Pay Less Drug Stores Northwest, Inc.,
       510 F. Supp. 1006 (N.D. Cal.  1981)] ........................................................                  22

Jones v. H.F. Ahmanson & Co.,
       1 Cal. 3d 93 (1969) .........................................................................              23, 24

Kaufman v. Cooper Companies, Inc.,
       719 F. Supp. 174 (S.D.N.Y. 1989) ............................................................          16, 17, 22

Koppers Co. v. American Express Co.,
       689 F. Supp. 1371 (W. D. Pa. 1988) ..........................................................  13, 16, 18, 19, 21

Life Investors, Inc. v. AGO Holding, N.V.,
       Fed. Sec. L. Rep. (CCH) 98 (8th Cir. 1981) ..................................................                  19

    Mem. Of Points And Authorities In Support Of Ex Parte Application For Tro
              And Osc Why A Preliminary Injunction Should Not Issue

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                        PAGE(S)
Marathon Oil v. Mobil Corp.,
       35o F. Supp. 315 (N. D. Ohio) aff'd 669 F.2d 378 (6th Cir. 1981) ............................         11

Metric Partners Growth Suite Investors, L.P. v. Nashville Lodging Co. et al.,
       Chancery Court for Davidson Co., Tennessee,
       No. 96-1405-III .............................................................................          6

Metric Partners Growth Suite Investors, L.P. v. Nelson,
       Superior Court of California, San Francisco Co.,
       No. 928065 ..................................................................................          6

Mills v. Electric Auto-Lite Co.,
       396 U.S. 375 (1970) .........................................................................     11, 16

Nashville Lodging Co. v. Metric Partners Growth Suite Investors, L.P.,
       Chancery Court for Davidson Co., Tennessee,
       No. 94-1911-I ...............................................................................          6

Nashville Lodging Co. v. Metric Partners Growth Suite Investors, L.P. et al.,
       Circuit Court, State of Wisconsin,
       No. 94CV001212 (inactive) ...................................................................          6

Nelson and Nashville Lodging Co. v. Metric Realty et al.,
       Chancery Court for Davidson Co., Tennessee,
       No. 97-2189-III .............................................................................          6

Nelson v. Metric Realty,
       2002 Tenn. App. LEXIS 698 ...................................................................          4

Orlando Residence, Ltd. v. Nashville Lodging Co.,
       Tennessee Chancery Ct, Davidson Co.,
       No. 92-3086-III..............................................................................          7

Pabst Brewing Co. v. Kalmanovitz,
       551 F. Supp. 882 (D. De. 1982) ..............................................................         18

Pennwalt Corp. v. Centaur Partners,
       710 F. Supp. 111 (E. D. Pa. 1989) ...........................................................         12

Riggs Nat'l Bank v. Allbritton,
       561 F. Supp. 164 (D.D.C. 1981) ..............................................................     16, 19

Rodeo Collection, Ltd. v. West Seventh,
       812 F.2d 1215 (9th Cir. 1987) ...............................................................         11

Ronson Corp. v. Liquifin Atkiegesellschaft,
       483 F.2d 846 (3rd Cir. 1973) ................................................................         13

Santa Fe Industries, Inc. v. Green,
       430 U.S. 462 (1977) .........................................................................         16

    Mem. Of Points And Authorities In Support Of Ex Parte Application For Tro
              And Osc Why A Preliminary Injunction Should Not Issue

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

                                  TABLE OF CONTENTS
                                     (CONTINUED)

                                                                                                          PAGE(S)
Sonesta International Hotels Corp. v. Wellington Associates,
       483 F.2d 247 (2d Cir. 1970) .................................................................         12

Studebaker Corp. v. Gittlin,
       360 F.2d 692 (2d Cir. 1966) .................................................................         23

TSC Industries, Inc. v. Northway, Inc.,
       426 U.S. 438 (1976) .........................................................................         15

Wininger v. SI Management L.P.,
       32 F. Supp. 2d 1144 (N. D. Cal. 1997) .......................................................         11

                                    STATUTES

California Code of Civil Procedure section 527(c) ..................................................         11

Fed. R. Civ. Proc. 65(b) ...........................................................................         11

SEC Rule 14a-9 .....................................................................................         15

Williams Act, 15 U.S.C.Section 78n(a), (d)-(e) .....................................................         15

    Mem. Of Points And Authorities In Support Of Ex Parte Application For Tro
              And Osc Why A Preliminary Injunction Should Not Issue

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

                  WARNING: This section retains the original formatting, including headers and footers, of the main document. If you delete the section break above this message, any special formatting, including headers and footers for the Table of Contents/Authorities section will be lost.

                  If you delete the section break above the Table of Contents/Authorities, you will overwrite the headers and footers of the main document with Table of Contents/Authorities headers and footers.

                  To delete the Table of Contents/Authorities, begin your selection at the section break above the TOC/TOA section and continue through the end of this message.

No C03-2523-CRB                           - 1 -

    Mem. Of Points And Authorities In Support Of Ex Parte Application For TRO
              And OSC Why A Preliminary Injunction Should Not Issue